Exhibit 99.16

WWW.PAZOO.COM Website, Social Media Team, Writers and Support Team Is Now in Place -- Pazoo, Inc. Begins Build Out of Overall Business Model

WHIPPANY, NJ -- (Marketwired) -- 03/21/14 -- Pazoo, Inc. (OTCQB: PZOO) (German WKN#: A1J3DK) is pleased to announce that it now has all of the support teams in place to grow and expand content contained on www.pazoo.com, which should continue to enhance traffic, and corresponding revenue, for this segment of the overall Pazoo, Inc. business model. Pazoo has always had comprehensive "big picture" strategy to offer products, services, and the like, to the health and wellness community.

With the website team in place, this segment will now be able to execute on the growth strategy associated with the website. Pazoo is now in a position that any other activities that Pazoo undertakes in furtherance of the remaining segments of its overall business plan will not be an impediment to the growth of the website which should organically grown as ever changing content is added. In fact, it will have a spill over effect and actually enhance the growth of www.pazoo.com.

If and when Pazoo institutes other business segments, it will not institute a change in the business model or focus of the company. It will only be the expansion of the overall business strategy of Pazoo, Inc to bring on several different revenue streams within the health and wellness market. Adding these other segments will only have the positive effect of cross-pollination of awareness and marketing for each business segment within the overall Pazoo growth strategy.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

SafeHarbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Ben Hoehn
Phone: 1-855-PAZOO-US
Email: INVESTOR@PAZOO.COM

Source: Pazoo, Inc.